Exhibit 99.1

ENERGY FOCUS, INC. REPORTS FULL YEAR AND Q4 2014 RESULTS

U.S. Navy Orders Drive 35% Increase in 2014 Net Sales to $29.0 Million

Fourth Quarter Sales Grow 20% over Previous Quarter to $9.5 million and Gross Margins Climb to 34%

SOLON, Ohio, March 12, 2015—Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced financial results for the full year and fourth quarter ended December 31, 2014.

Full Year 2014 Highlights:

●	Net sales of $29.0 million represents 35% growth over $21.5 million achieved in 2013
●	Net sales of $25.3 million for the products segment grew 116% over $11.7 million achieved in 2013
●	Gross margins of 32.3% represents gain of 11 percentage points over 21.3% achieved in 2013
●	Loss from operations narrowed to $2.6 million from $6.8 million
●	Strengthened balance sheet with conversion of $6 million in convertible notes and $5 million equity raise
●	Ended year with $7.5 million in cash and minimal debt

Fourth Quarter 2014 Highlights:

●	Net sales of $9.5 million represents year-over-year increase of 43%
●	Net sales of $9.3 million for the products segment grew 252% over fourth quarter of 2013
●	Gross margin of 34.0% represents gain of 10.8 percentage points over prior year’s fourth quarter and 1.6 percentage point improvement from third quarter of 2014
●	Loss from operations narrowed to $620 thousand from $2.1 million in 2013 fourth quarter
●	Fourth quarter 2014 expenses include approximately $250 thousand in severance and settlement charges and $300 thousand in performance incentive charges

James Tu, Executive Chairman and Chief Executive Officer commented, “Following our restructuring in the second half of 2013, 2014 represented a transformative milestone for the company as we focused on developing our tubular LED businesses. Within one short year, Energy Focus has become a leading tubular LED brand in both the military and commercial markets in the U.S. We grew our sales quarter over quarter consistently throughout the year, with fourth quarter sales almost double the level of the first quarter sales, all the while expanding our gross margins.”

“We ended the year with a solid balance sheet and received an additional $2.5 million in cash last month for the exercise of outstanding warrants. Based on our expectations today, we believe we’ll be able to fund our 2015 growth plan with cash-on-hand and available borrowings on our line of credit, as well as cash we expect to generate from operations,” continued Mr. Tu.

“I’d like to express my utmost gratitude and admiration toward our employees and shareholders for their support throughout 2014. With continuing momentum in the military channels and expansion into additional geographic and vertical commercial markets, we look forward to another year of exciting growth in 2015,” added Mr. Tu.

Fourth Quarter 2014 Results:

Net sales for the fourth quarter ending December 31, 2014 were $9.5 million; up 43% from the prior year’s comparable period and 20% over third quarter of 2014, as a result of continuing sales growth for the U.S. Navy. Gross profit more than doubled to $3.2 million, or 34.0% of net sales, compared to $1.5 million, or 23.2% of net sales in the prior year.

The loss from operations for the fourth quarter of 2014 was $620 thousand compared to $2.1 million in the prior year’s period, an improvement of $1.5 million. The net loss from continuing operations for the fourth quarter of 2014 was $720 thousand compared to $2.5 million in the same period last year. The narrowing losses are the result of higher sales, a more favorable product mix, and manufacturing efficiency gains. Additionally, the fourth quarter of 2013 included a loss on impairment for long-lived assets of $608 thousand.

Full Year 2014 Financial Results:

Net sales for the full year ending December 31, 2014 were $29.0 million; up 35% from the prior year. Products segment sales increased 116% as a result of high-volume sales for the U.S. Navy. Excluding R&D contract sales of $75 thousand and $2.0 million in 2014 and 2013, respectively, products segment sales increased 161%. Solutions segment sales decreased 63% due to the Company’s strategic shift to focus on LED lighting product sales to the government and commercial sectors.

Gross profit was $9.4 million, or 32.3% of net sales, compared to $4.6 million, or 21.3% of net sales in the prior year. The gross margin for the products segment was 34.2% of net sales in 2014 compared to 26.5% of net sales in 2013. The gross margin for the solutions segment was 19.5% of net sales in 2014 compared to 15.1% of net sales in the prior year’s comparable period.

The loss from operations for 2014 was $2.6 million compared to $6.8 million in the prior year; an improvement of $4.2 million, or 62%. The net loss from continuing operations for 2014 was $5.8 million and included a $2.7 million one-time expense, of which $2.3 million was non-cash, for the conversion of subordinated convertible debt in the first quarter of 2014.

Business Outlook:

While quarterly results will vary and fluctuate due to order and delivery timing, the Company remains committed to and confident in achieving its long-term annual, organic sales growth target of 50% in 2015 over 2014. The Company also expects its operating expenses to grow at a lesser rate than its sales, and therefore its operating margin is expected to improve.

Earnings Conference Call:

Energy Focus, Inc. will host a conference call and webcast on March 12, 2015 at 11:00 a.m. EDT to review the fourth quarter and full year 2014 financial results, followed by a Q & A session. To participate in the call, please dial 888-503-8175 (toll free in the U.S. and Canada) or 719-457-2689 (International) using passcode 6025986. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call will also be broadcast live over the internet, and can be accessed from the investor section of our website at www.energyfocusinc.com.

A replay of the conference call will be available through the Investors section of our website under Events and Presentations starting on March 12, 2015 at 2 p.m. EDT and will remain available for three months.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this Report. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: our history of operating losses and our ability to generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations or fund our growth; general economic conditions, including the strength of the construction industry, both in the United States and in other markets in which we operate; our dependence on government customers, in particular the U.S. Navy, and on the levels of funding available to such customers and our ability to satisfactorily fulfill our contractual obligations to such customers; our ability to achieve and manage our growth plans and control expenses to increase sales and improve margins; market acceptance of LED lighting technology; our ability to respond to new lighting technologies and market trends with safe and reliable products; our ability to compete effectively against companies with greater resources; our ability to protect our intellectual property rights and the impact of any type of legal claim or dispute; our reliance on a limited number of customers for a significant portion of our revenue; our ability to obtain critical components and finished products from third-party suppliers on acceptable terms; risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations; our ability to maintain effective internal controls; and our ability to meet the continued listing standards of the NASDAQ Capital Market. In light of the foregoing, we caution you not to place undue reliance on our forward-looking statements. Any forward-looking statement that we make in this Report speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statement or to publicly announce the results of any revision to any of those statements to reflect future events or developments.

About Energy Focus, Inc.:

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and a developer of energy efficient lighting technology. Our LED Lighting products provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting. Our long-standing relationship with the U.S. Government continues to enable us to provide energy efficient LED lighting products to the U.S. Navy and the Military Sealift Command fleets.

Customers include national, state and local U.S. government agencies as well as Fortune 500 companies and many other commercial and industrial clients. Company headquarters are located in Solon, OH. For more information, see our web site at www.energyfocusinc.com.

Non-GAAP Measures:

In addition to the results provided in accordance with generally accepted accounting principles in the United States, we have presented net sales amounts excluding certain categories of revenue. Management believes these measures are helpful to investors as they provide a more comparable basis to analyze our revenue sources and growth as we have shifted our business away from R&D service sales and solutions sales. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by the items that are being excluded or that the items for which the adjustments have been made are unusual or infrequent.

Media and Investor Contacts:

Energy Focus, Inc.
Investor Relations

(440) 715-1300
ir@energyfocusinc.com

or

Darrow Associates, Inc.
Peter Seltzberg, Managing Director

(516) 510-8768
pseltzberg@darrowir.com

ENERGY FOCUS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands except share and per share amounts)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$7,531	$2,860
Trade accounts receivable less allowances of $323 and $84, respectively	3,113	3,348
Retainage receivable	-	577
Inventories, net	7,283	2,510
Costs and estimated earnings in excess of billings on uncompleted contracts	-	145
Prepaid and other current assets	1,002	1,207
Assets held for sale	-	130
Total current assets	18,929	10,777

Property and equipment, net	479	536
Intangible assets, net	-	55
Collateralized assets	-	1,000
Other assets	88	440
Total assets	$19,496	$12,808

LIABILITIES
Current liabilities:
Accounts payable	$7,601	$3,707
Accrued liabilities	1,397	1,218
Deferred revenue	133	71
Billings in excess of costs and estimated earnings on uncompleted contracts	23	764
Credit line borrowings	453	-
Current maturities of long-term debt	-	59
Total current liabilities	9,607	5,819

Other liabilities	46	54
Acquisition-related contingent liabilities	-	-
Long-term debt, net of current maturities	70	4,011
Total liabilities	9,723	9,884

STOCKHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2014 and 2013
Issued and outstanding: no shares in 2014 and 2013	-	-
Common stock, par value $0.0001 per share:
Authorized: 15,000,000 shares in 2014 and 2013
Issued and outstanding: 9,423,975 at December 31, 2014 and 5,142,194 at December 31, 2013 (post-reverse split)	1	1
Additional paid-in capital	98,133	85,446
Accumulated other comprehensive income	469	462
Accumulated deficit	(88,830)	(82,985)
Total stockholders' equity	9,773	2,924
Total liabilities and stockholders' equity	$19,496	$12,808

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended Year ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$9,454	$6,595	$28,962	$21,533
Cost of sales	6,240	5,067	19,594	16,954
Gross profit	3,214	1,528	9,368	4,579

Operating expenses:
Research and development	409	331	1,035	597
Selling, general, and administrative	3,425	2,689	10,910	9,714
Loss on impairment	-	608	-	933
Restructuring	-	1	-	80
Change in estimate of contingent liabilities	-	-	-	12
Total operating expenses	3,834	3,629	11,945	11,336
Loss from operations	(620)	(2,101)	(2,577)	(6,757)

Other income (expense):
Settlement of acquisition obligations	-	-	-	892
Other expense	(80)	25	(531)	(240)
Interest expense	(20)	(383)	(2,689)	(842)

Loss from continuing operations before income taxes	(720)	(2,459)	(5,797)	(6,947)
Benefit for income taxes	-	-	2	-
Net loss from continuing operations	$(720)	$(2,459)	$(5,795)	$(6,947)

Discontinued operations:
(Loss) income from discontinued operations	-	(64)	(20)	672
(Loss) gain on sale of discontinued operations	(30)	3,915	(30)	3,915

(Loss) income from discontinued operations before income taxes	(30)	3,851	(50)	4,587
Benefit from (provision for) income taxes	-	5	-	(1)
(Loss) income from discontinued operations	(30)	3,856	(50)	4,586

Net (loss) income	$(750)	$1,397	$(5,845)	$(2,361)

(Loss) income per share:
Basic	$(0.08)	$0.27	$(0.75)	$(0.49)
Diluted	(0.08)	0.17	(0.75)	(0.49)

Weighted average common shares outstanding:
Basic	9,419	5,100	7,816	4,779
Diluted	9,419	8,053	7,816	4,779